Exhibit 10.2
Amended and Restated Expense Sharing Agreement
This Amended and Restated Expense Sharing Agreement (“Amended Agreement”) is made as of the 23rd day of November, 2016 between G.research, LLC (formerly Gabelli & Company, Inc.) (“the Firm”) and GAMCO Investors,  Inc. (“GBL”), a Delaware corporation headquartered in Rye, New York which serves as paymaster of certain shared payroll expenses and certain shared non-payroll expenses.
WHEREAS, on September 4, 2008, the Firm and GBL entered into an Expense Sharing Agreement formalizing and setting forth the arrangements under which GBL provided paymaster function to the Firm; and
WHEREAS, on July 16, 2012, the Firm and GBL amended and restated such Expense Sharing Agreement of September 4, 2008; and
WHEREAS, the Firm and GBL now desire to further amend and restate such Expense Sharing Agreement of July 16, 2012;
NOW THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.          The Firm shall maintain copies of this Amended Agreement pursuant to SEC Rules 17a-3 and 17a-4 and all related supporting documents provided by GBL. The Firm has notified the Financial Industry Regulatory Authority (“FINRA”) of its entry into this Amended Agreement, and shall notify FINRA promptly of any future amendment or restatement of this Amended Agreement and/or the Firm’s entry into any new or additional expense sharing agreement.
2.          In the capacity of a corporate utility, GBL shall serve as paymaster of payroll expenses for the Firm for those shared employees (who work partially for the Firm and partially for affiliated entities) who are employees of GBL entities. For certain shared employees who are instead employees of Associated Capital Group, Inc. (“AC”) or its affiliates, who perform services for and receive compensation from the Firm, Gabelli & Company Investment Advisers, Inc. (“GCIA”) (formerly Gabelli Securities Inc.) (a subsidiary of AC) serves as the paymaster, and this is covered in the separate Expense Sharing Agreement between and among the Firm and GCIA. GBL was the parent of GCIA prior to the formation of AC and the spin-off transaction (“the Spin-off’) that took place in November 2015, and there remain employees who have shared roles across the two public companies (AC and its subsidiaries and GBL and its subsidiaries) pursuant to transition services agreements between these two entities. GCIA is the payroll paymaster for AC entities.

3.          When incurred, payroll expenses related to the Firm shall be properly reflected as part of its general ledger, and the proper backup documentation related to the expense shall be maintained by the Firm.
4.           Payroll expenses payable by GBL that are unpaid and attributable  to the Firm shall be included in the Firm’s net capital computation by adjustments which reduce net capital and increase its aggregate indebtedness by the amount of such unpaid expenses, if applicable. This includes both (a) compensation expense and related payroll taxes and benefits which are allocated to the Firm for professional staff performing duties related entirely to the Firm; and (b) those compensation expenses and related payroll taxes and benefits which relate to professional staff who serve more than one entity and whose compensation is therefore allocated to the Firm as well as to GBL, AC, and/or GBL’s or AC’s affiliates as provided below. The Firm shall reimburse GBL monthly for these expenses.
5.         With regard to shared professional staff, compensation  and related costs, except  as noted below for Restricted Stock Awards and Employee Stock Options, shall be apportioned to the Firm based on allocation of each staff member’s services, which allocation shall reflect appropriate and fair relative usage of the services by the Firm and by GBL, AC and/or other affiliates of the Firm. More specifically, the Firm shall have apportioned to it base salary, bonuses, and related payroll and benefit costs (FICA, health insurance, etc... ) of teammates based on a schedule of the percentages that each such teammate spends working for all of the various affiliated  entities for which GBL serves  as paymaster (the Firm among them). That schedule shall  be  reviewed  on a periodic basis (ideally semiannually) for all teammates by senior management of AC, GBL, and  the Firm to ensure that the allocations continue to be appropriate and also on a one-off basis when a staff member’s role changes at any time during the year. This allocation methodology by percentage shall relate to base salary and bonuses, whereas variable compensation shall be a direct allocation to the business where the related revenue is earned.
6.          Restricted Stock Awards (“RSA’s”) and Employee Stock Options that are granted from time to time by GBL are deemed to be wholly compensation expense of GBL. Accordingly, compensation expense and related payroll taxes recorded by GBL for RSAs and Employee Stock Options shall not be part of the allocation of payroll expenses to the Firm.
7.          Firm payroll expenses paid by GBL shall generally be reimbursed to GBL by the Firm each month as part of the payroll intercompany settlement process, and all payroll expenses attributable to the Firm either accrued or paid shall be included in reports filed by the Firm with FINRA or the SEC; provided, however, that to the extent any payroll costs attributable to the Firm are paid by GBL and are not included in reports filed by the Firm with FINRA or the SEC, such expenses shall be recorded by the Firm on a separate Schedule of Costs and maintained pursuant to SEC Rule 17a-4.

8.          GBL shall also serve as paymaster of certain shared non-payroll expenses, for its subsidiary and certain affiliated entities, including the Firm, in the capacity of a corporate utility and pursuant to the Transition Services Agreement entered into at the time of the Spin-off. GBL’s paymaster function shall encompass those expenses billed on shared invoices relating to the Firm as well as to GBL and/or its affiliates and to AC and/or its affiliates, as provided below. Shared expenses that are primarily for GBL entities are normally paid by GBL as paymaster, whereas shared expenses that are primarily for AC entities are normally paid by AC as paymaster. There is a separate expense sharing agreement between the Firm and AC for those expenses for which it is the paymaster.
GBL’s paymaster function shall encompass those expenses billed on certain shared invoices relating to the Firm as well as to GBL and/or its affiliates or AC and/or its affiliates, as provided below.
9.           When incurred, expenses related to the Firm shall be properly reflected as part of its general ledger, and the proper backup documentation related to the expense shall be maintained by the Firm.
10.         Expenses payable by GBL that are unpaid and attributable to the Firm shall be included in the Firm’s net capital computation by adjustments  which reduce the Firm’s net capital and increase its aggregate indebtedness by the amount of such unpaid expenses, if applicable. The Firm shall reimburse GBL monthly for these expenses.
11.         The Firm is legally obligated to vendors for expenses billed directly to it. For those expenses due on shared invoices related to the Firm and billed to GBL and/or an affiliate, and then billed by GBL and/or affiliate to the Firm, GBL and/or affiliate billed by the vendor is legally obligated to that vendor for the expenses.
12.        With regard to shared invoices, certain expenses shall be apportioned to the Firm based on various allocation methodologies as set forth below, which shall reflect appropriate and fair relative usage of the goods and services by the Firm and its employees. These allocation methodologies shall be reviewed by management of the Firm and of GBL on a periodic basis to insure continued appropriateness.
a.
Rent shall be allocated to AC and subsidiaries (including the Firm) based on the sub-lease agreement effective 4/1/16 between AC and GBL. Rental expense shall then be apportioned to the Firm based on the amount of square footage occupied by the Firm’s allocated staff.

b.	General office expenses such as supplies, telephone, and courier shall be allocated to the Firm based on headcount relative to other GBL and its affiliates’ and other AC and its affiliates’ headcount.
c.	IT services shall be allocated to the Firm based on users relative to other GBL and its affiliates’ and other AC and its affiliates’ users.
d.	Health insurance shall be allocated based on the Firm’s participating staff and in percentages related to their payroll allocation as discussed above.

13.         All Firm expenses paid by GBL shall generally be reimbursed to GBL  by the Firm at each month-end as part of the intercompany settlement process, and all expenses attributable to the Firm either accrued or paid shall be included in reports filed by the Firm with FINRA or the SEC; provided, however, that to the extent any operating expenses attributable to the Firm are paid by GBL and are not included in reports filed by the Firm with FINRA or the SEC, such expenses shall be recorded by the Firm on a separate Schedule of Costs and maintained pursuant to SEC Rule l 7a-4.
14.         GBL shall permit inspections of its books/records by FINRA and other regulatory organizations having jurisdiction thereof regarding the payment of payroll and payroll related expenses and the payment or allocation of non-payroll expenses, which are proportionately attributed to the Firm. GBL shall provide the Firm with copies of payroll allocation methodologies used by GBL, with copies of expense allocation methodologies for non-payroll expenses, and with copies of invoices paid by GBL on behalf of the Firm.
15.         The Firm shall have no obligation, direct or indirect, to reimburse or otherwise compensate GBL or any other party for the expenses related to activities of the Firm other than as provided in this Amended Agreement or in the separate expense sharing agreements executed by the Firm and AC and by the Firm and GCIA.

Governing Law.

This Agreement is intended to be performed primarily in the State of New York, and the laws of the State of New York will control any questions concerning the validity or interpretation of this Agreement.
Counterparts.
This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

G.research, LLC (dba Gabelli & Company)

By:	/s/ Maria Gigi

Maria Gigi

Controller & Financial and Operations Principal

GAMCO Investors, Inc.

By:	/s/ Diane M. LaPointe

Diane M. LaPointe

Co-Chief Accounting Officer